Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202
Noonan Russo Jane Petrino 212-845-4274
FOR IMMEDIATE RELEASE
Barrier Therapeutics Announces FDA Acceptance of its New Drug Application for
Sebazole ™ Topical Gel
Product is Potential Treatment for Seborrheic Dermatitis
Princeton, NJ December 9, 2005 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the Company’s New Drug Application (NDA) for Sebazole™ (ketoconazole USP 2%) topical gel for the treatment of seborrheic dermatitis. Sebazole is a topical formulation consisting of 2.0% ketoconazole, an antifungal agent, formulated in a waterless gel for once-daily application. The NDA for Sebazole topical gel was submitted to the FDA in September 2005.
“Sebazole is our second product candidate currently under active FDA review, following Vusion™, which is a significant milestone for Barrier,” stated Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics, Inc. “If approved by the FDA, we believe Sebazole will provide significant patient benefits in the non-steroidal management of seborrheic dermatitis, with less risk for irritation and a more convenient treatment regimen as compared to currently available ketoconazole cream products.”
The NDA submission for Sebazole was based on the results of a pivotal confirmatory Phase 3 clinical trial in addition to the results from two prior supportive Phase 3 trials. In the confirmatory two arm Phase 3 pivotal study, which enrolled 459 subjects at 24 centers across the United States, Sebazole achieved statistical significance at the primary endpoint as compared to the vehicle treated patients (p=0.001). The study was a double blind, vehicle-controlled study of once-a-day Sebazole treatment compared to the vehicle (the waterless gel formulation alone). Sebazole also achieved statistical significance for the same primary efficacy endpoint in both of the prior Phase 3 clinical trials, which enrolled a combined total of 474 patients in the Sebazole and vehicle arms at 47 centers in the United States and Europe (U.S. study: p<0.001 and European study: p=0.021). The earlier two Phase 3 studies had four treatment arms (Sebazole, the vehicle alone, the vehicle containing a topical steroid known as desonide, and the combination of desonide with Sebazole). The primary efficacy endpoint for all three Phase 3 studies was the proportion of subjects who were effectively treated at day 28, which is 14 days following the end of a two-week treatment period.

Barrier Therapeutics Announces FDA Acceptance of its NDA for SebazoleTM Topical Gel

The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted.
About Seborrheic Dermatitis
Seborrheic dermatitis is a skin inflammation characterized by a red, scaly, itchy rash primarily occurring on the face, scalp, hairline, eyebrows and trunk. The condition often recurs, thereby requiring re-treatment over time. Seborrheic dermatitis affects approximately 3% to 5% of the U.S. population. Barrier Therapeutics estimates that approximately 8.5 to 14.3 million people in the U.S. are affected. Current prescription therapies consist primarily of topical ketoconazole creams and topical steroids. These treatments typically require multiple applications per day over periods of up to four weeks to be effective.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and markets VANIQA®, (eflornithine hydrochloride) Cream 13.9% for slowing the growth of unwanted facial hair in women in Canada. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include Vusion™ (formerly known as Zimycan™) for the treatment of diaper dermatitis complicated by candidiasis, Sebazole™, for the treatment of seborrheic dermatitis, which are under FDA review, and two other product candidates in Phase 3 for the treatment of onychomycosis and congenital ichthyosis, respectively. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential patient benefits of Sebazole. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to decisions of regulatory authorities, patient and market acceptance of Sebazole, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 that is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
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